Morgan Stanley Finance LLC Structured Investments

Free Writing Prospectus to Amendment No. 1 dated May 20, 2024 relating to Preliminary Pricing Supplement No. 2,278

Filed pursuant to Rule 433

Registration Statement Nos. 333-275587; 333-275587-01

May 17, 2024

Market Linked Securities—Auto-Callable with Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Index due June 5, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings:	Nasdaq-100® Technology Sector IndexSM (the “NDX Index”), Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”)
Pricing date*	May 31, 2024
Original issue date*	June 5, 2024
Face amount	$1,000 per security
Automatic call	If, on any call date, beginning on June 5, 2025, the closing level of each underlying is greater than or equal to its starting level, the securities will be automatically called for the applicable call payment on the related call settlement date.
Call dates* and call premiums	Call Date	Call Premium†
	June 5, 2025	At least 10.00% of the face amount
	September 5, 2025	At least 12.50% of the face amount
	December 5, 2025	At least 15.00% of the face amount
	March 5, 2026	At least 17.50% of the face amount
	June 5, 2026	At least 20.00% of the face amount
	September 8, 2026	At least 22.50% of the face amount
	December 7, 2026	At least 25.00% of the face amount
	March 5, 2027	At least 27.50% of the face amount
	June 7, 2027	At least 30.00% of the face amount
	September 7, 2027	At least 32.50% of the face amount
	December 6, 2027	At least 35.00% of the face amount
	March 6, 2028	At least 37.50% of the face amount
†to be determined on the pricing date
Call settlement dates	Three business days after the applicable call date.
Final calculation day	May 31, 2028
Maturity payment amount (per security)

•

if the ending level of each underlying is greater than or equal to its threshold level:

$1,000 + contingent fixed return; or

•

if the ending level of any underlying is less than its threshold level:

$1,000 × performance factor of the

lowest performing underlying

Contingent fixed return	8% of the face amount ($80 per security)
Maturity date*	June 5, 2028
Starting level	For each underlying, the closing level on the pricing date
Ending level	For each underlying, the closing level on the final calculation day.
Lowest performing underlying	The underlying with the lowest performance factor
Performance factor	With respect to each underlying, its ending level divided by its starting level
Threshold level	65% of the starting level for each underlying
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.
CUSIP	61776L6B8
Tax considerations	See amended preliminary pricing supplement

*subject to change

** In addition, selected dealers may receive a fee of up to 0.40% for marketing and other services.

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level of any underlying on the final calculation day is less than its threshold level, you will lose more than 35%, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities upon automatic call will be limited to the applicable call premium and any positive return on the securities at maturity will be limited to the contingent fixed return regardless of the extent of the appreciation of the underlyings, which may be significant. Investors will not participate in any appreciation of any underlying.

The contingent fixed return represents a per annum rate of return that is significantly less than the per annum rate of return represented by the call premiums. Therefore, if the securities are not automatically called, any return on the notes will be significantly lower, on a per annum basis, than what the return on the notes would have been upon an automatic call.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $947.30, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying amended preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Amended preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000095010324006898/dp211437_
424b2-ps2278.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying amended preliminary pricing supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. .

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment and the contingent fixed return.

•	The contingent fixed return represents a per annum rate of return that is significantly less than the per annum rate of return represented by the call premiums.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlyings.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final calculation day is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

•	You are exposed to the price risk of each underlying.

•	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	Adjustments to the underlyings could adversely affect the value of the securities.

•	Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying amended preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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